EXHIBIT 99.1

ICOS CORPORATION

RESTRICTED STOCK AWARD AGREEMENT

We are pleased to inform you that you have been awarded by ICOS Corporation, a Delaware corporation (the “Company”), a restricted stock award (the “Restricted Stock Award”).

The terms of the Restricted Stock Award are as set forth in this Agreement and the enclosed plan summary for the Restricted Stock Award. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Company’s 1999 Stock Option Plan, a copy of which is attached. The basic terms of the Restricted Stock Award are summarized as follows:

Grant Date:	August , 2002

Number of Shares:	20,000

Fair Market Value Per Share on Grant Date:	$

Vesting Commencement Date:	August , 2002

1.    Vesting

(a)  The Restricted Stock Award is subject to forfeiture upon termination of your employment or service relationship with the Company or a Related Corporation as described below. The Restricted Stock Award will vest and no longer be subject to forfeiture according to the following schedule:

Period of Your Continuous Employment or Service With the Company or a Related Corporation From the Vesting Commencement Date	Portion of Restricted Stock Award No Longer Subject to Forfeiture
After one year	50%
After two years	100%

(b)  Shares that have vested and are no longer subject to forfeiture according to the schedule above are referred to herein as “Vested Shares.” Shares that have not vested and remain subject to forfeiture under the preceding schedule are referred to herein as “Unvested Shares.” The Unvested Shares will vest (and to the extent so vested cease to be Unvested Shares remaining subject to forfeiture) in accordance with the above schedule. Collectively, the Unvested and Vested Shares are referred to herein as the “Shares.”

(c)  Early lapse of the forfeiture restrictions may occur as described below in connection with a Corporate Transaction.

2.    Termination of Employment or Services

If your employment or service relationship with the Company or a Related Corporation terminates for any reason, any portion of this Restricted Stock Award that has not vested as provided in Section 1 will immediately terminate. You will be required to forfeit all Unvested Shares upon such occurrence without the payment of any further consideration to you.

3.    Consideration for Restricted Stock Award

As required by Delaware General Corporation Law, consideration not less than the par value of the Company’s common stock, which is $0.01 per share, has been paid by you to the Company for the Restricted Stock Award.

4.    Transfer Restrictions

Unvested Shares may not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of in contravention of the provisions of this Agreement.

5.    Corporate Transaction

In the event of a Corporate Transaction, Section 11.2 of the attached 1999 Stock Option Plan shall apply to this Restricted Stock Award. In summary, this means that in an all cash transaction, the Shares will become fully vested and no longer subject to forfeiture.

If the Company is acquired in a transaction in which its common stock is exchanged for capital stock of another company, the Shares may be replaced with shares of that successor company with no acceleration in vesting. However, the Shares will automatically accelerate in vesting if you are terminated within two years following a Corporate Transaction, unless termination is for Cause or by you without Good Reason or unless the Corporate Transaction results solely from the creation of a holding company, a mere reincorporation or a merger in which stockholders of the Company immediately prior to the merger have the same proportionate ownership of common stock in the surviving company immediately after the merger. If the Company splits or consolidates shares, pays any stock dividend or makes other similar capital adjustments, the Company will proportionately adjust the number of Shares subject to this Agreement.

6.    Securities Law Compliance

Notwithstanding any other provision of this Agreement, you may not sell the Shares unless they are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such sale would be exempt from the registration requirements of the Securities Act. The sale of the Shares must also comply with other applicable laws and regulations governing the Shares, and you may not sell the Shares if the Company determines that such sale would not be in material compliance with such laws and regulations.

7.    Section 83(b) Election for Restricted Stock Award

You understand that under Section 83(a) of the Code, the excess of the Fair Market Value of the Unvested Shares on the date the forfeiture restrictions lapse over the purchase price, if any, paid for such Shares will be taxed, on the date such forfeiture restrictions lapse, as ordinary income subject to payroll and withholding tax and tax reporting, as applicable. For this purpose, the term “forfeiture restrictions” means the right of the Company to receive back any Unvested Shares upon termination of your employment or services with the Company or a Related Corporation. You understand that you may elect under Section 83(b) of the Code to be taxed at the time the Unvested Shares are acquired, rather than when and as the Unvested Shares cease to be subject to the forfeiture restrictions. Such election (an “83(b) Election”) must be filed with the Internal Revenue Service within 30 days from the Grant Date of the Restricted Stock Award. Even if the Fair Market Value of the Unvested Shares on the Grant Date equals the purchase price, if any, (and thus no tax is payable), you must file the election within the 30-day period to avoid the risk of adverse tax consequences in the future.

You understand that (a) you will not be entitled to a deduction for any ordinary income previously recognized as a result of the 83(b) Election if the Unvested Shares are subsequently forfeited to the Company and (b) the 83(b) Election may cause you to recognize more ordinary income than you would have otherwise recognized if the value of the Unvested Shares subsequently declines.

THE FORM FOR MAKING AN 83(b) ELECTION IS ATTACHED TO THIS AGREEMENT AS EXHIBIT B. YOU UNDERSTAND THAT FAILURE TO FILE SUCH AN ELECTION WITHIN THE 30-DAY PERIOD MAY RESULT IN THE RECOGNITION OF ORDINARY INCOME BY YOU AS THE FORFEITURE RESTRICTIONS LAPSE. You further understand that an additional copy of such election form should be filed with your federal income tax return for the calendar year in which the date of this Agreement falls. You acknowledge that the foregoing is only a summary of the federal income tax laws that apply to the purchase of the Unvested Shares under this Agreement and does not purport to be complete. YOU FURTHER ACKNOWLEDGE THAT THE COMPANY HAS DIRECTED YOU TO SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE CODE AND THE INCOME TAX LAWS OF ANY MUNICIPALITY OR STATE IN WHICH YOU MAY RESIDE.

You agree to execute and deliver to the Company with this Agreement a copy of the Acknowledgment and Statement of Decision Regarding Section 83(b) Election (the “Acknowledgment”) attached hereto as Exhibit A. You further agree that you will execute and deliver to the Company with this Agreement a copy of the 83(b) Election attached hereto as Exhibit B if you choose to make such an election.

8.    Assignment Separate From Certificate

As security for the faithful performance of this Agreement, you agree, upon execution of this Agreement, to deliver a stock power in the form attached to this Agreement as Exhibit C, executed by you (with the transferee, certificate number, date and number of Shares left blank), along with any certificate(s) evidencing shares issued to you, to the Secretary of the Company or its designee (“Escrow Holder”), who is hereby appointed to hold such stock power and any such certificate(s) in escrow and to take all such actions and to effectuate all such transfers and/or releases of such Shares as are in accordance with the terms of this Agreement. You and the Company agree that Escrow Holder shall not be liable to any party to this Agreement (or to any other party) for any actions or omissions unless Escrow Holder is grossly negligent relative thereto. Escrow Holder may rely on any letter, notice or other document executed by any signature purported to be genuine and may rely on advice of counsel and obey any order of any court with respect to the transactions contemplated in this Agreement. The Shares may be released from escrow from time to time as they cease to be Unvested Shares.

9.    Legends

You understand and agree that the Shares are subject to forfeiture as set forth in this Agreement. You understand that the certificate(s) representing the Shares will bear legends in substantially the following form:

“The securities represented by this certificate are subject to certain restrictions on transfer and forfeiture and may not be sold, assigned, transferred, encumbered or in any way disposed of except as set forth in a restricted stock award agreement between the issuer and the original recipient of these shares, a copy of which may be obtained at the principal office of the issuer. Such transfer and forfeiture restrictions are binding on transferees of these shares.”

10.    Stop-Transfer Notices

You understand and agree that, in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company will not be required to (a) transfer on its books any Shares that have been sold or transferred in violation of the provisions of this Agreement or (b) treat as the owner of the Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom the Shares have been transferred in contravention of this Agreement.

11.    Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Shares may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving or disposing of the Shares. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Shares in light of your specific situation or have had the opportunity to consult with such a tax advisor but chose not to do so.

12.    Withholding and Disposition of Shares

You agree to make arrangements satisfactory to the Company for the payment of any federal, state, local or foreign withholding tax obligations that arise either upon receipt of the Shares or as the forfeiture restrictions on any Shares lapse. Notwithstanding the previous sentence, you acknowledge and agree that the Company and any Related Corporation has the right to deduct from payments of any kind otherwise due to you any federal, state or local taxes of any kind required by law to be withheld with respect this Restricted Stock Award.

13.    General Provisions

13.1    Assignment.    The Company may assign its rights under this Agreement at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company’s Board of Directors, including, without limitation, one or more stockholders of the Company.

13.2    Notices.    Any notice required in connection with this Agreement will be given in writing and will be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and addressed to the party entitled to such notice by 10 days’ advance written notice under this Section 13.2 to all other parties to this Agreement.

13.3    No Waiver.    No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

13.4    Undertaking.    You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Shares pursuant to the express provisions of this Agreement.

13.5    Agreement Is Entire Contract.    This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.

13.6    Successors and Assigns.    The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

13.7    No Employment or Service Contract.    This Agreement does not confer upon you any right with respect to continuance of employment by the Company or any Related Corporation, nor does it interfere in any way with the right of your employer to terminate your employment or services at any time.

13.8    Stockholder of Record.    You will be recorded as a stockholder of the Company and will have, subject to the provisions of this Agreement, all the rights of a stockholder with respect to the Shares.

13.9    Counterparts.    This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

13.10    Governing Law.    This Agreement will be construed and administered in accordance with and governed by the laws of the State of Washington.

REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURE PAGE FOLLOWS.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated above on the first page of this Agreement as the Grant Date.

ICOS CORPORATION

Paul Clark
Chairman and Chief Executive Officer

David Alan Goodkin, M.D.

EXHIBIT A

ACKNOWLEDGMENT AND STATEMENT OF DECISION REGARDING
SECTION 83(b) ELECTION

The undersigned, a recipient of 20,000 shares of Common Stock of ICOS Corporation, a Delaware corporation (the “Company”), pursuant to a restricted stock award, hereby states as follows:

1.    The undersigned acknowledges receipt of a copy of the Restricted Stock Award Agreement (the “Agreement”) which the undersigned has carefully reviewed.

2.    The undersigned either (check and complete as applicable):

(a)
has consulted, and has been fully advised by, the undersigned’s own tax advisor regarding the federal, state and local tax consequences of receiving the restricted stock award and particularly regarding the advisability of making an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and pursuant to the corresponding provisions, if any, of applicable state law, or

(b)	has knowingly chosen not to consult such a tax advisor.

3.    The undersigned hereby states that the undersigned has decided (check as applicable)

(a)
to make an election pursuant to Section 83(b) of the Code, and is submitting to the Company, together with the undersigned’s executed Restricted Stock Award Agreement, an executed form entitled “Election Under Section 83(b) of the Internal Revenue Code of 1986”, or

(b)	not to make an election pursuant to Section 83(b) of the Code.

4.    Neither the Company nor any representative of the Company has made any warranty or representation to the undersigned with respect to the tax consequences of the undersigned’s receipt of the shares or of the making or failure to make an election pursuant to Section 83(b) of the Code or the corresponding provisions, if any, of applicable state law.

Dated:
David Alan Goodkin, M.D.

A-1

EXHIBIT B

ELECTION UNDER SECTION 83(b)
OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code, to include in taxpayer’s gross income for the current taxable year the amount of any compensation taxable to taxpayer in connection with taxpayer’s receipt of the property described below:

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME OF TAXPAYER: David Alan Goodkin, M.D.

ADDRESS

IDENTIFICATION NO. OF TAXPAYER:

TAXABLE YEAR: 2002

2.	The property with respect to which the election is made is described as follows: 20,000 shares of the Common Stock of ICOS Corporation, a Delaware corporation (the “Company”).

3.	The date on which the property was transferred is: August , 2002

4.	The property is subject to the following restrictions:

The property is subject to a right pursuant to which taxpayer forfeits the rights in and to the shares of common stock if for any reason taxpayer’s service with the Company is terminated prior to two years. The forfeiture right lapses in a series of equal annual installments over a 2-year period ending on August         , 2004.

5.	The aggregate fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $

6.	The amount (if any) paid for such property is: $200, equal to the par value of the shares.

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The undersigned is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Date:
David Alan Goodkin, M.D.

B-1

DISTRIBUTION OF COPIES

1.	File original with the Internal Revenue Service Center where the taxpayer’s income tax return will be filed. Filing must be made by no later than 30 days after the date the property was transferred.

2.	Attach one copy to the taxpayer’s income tax return for the taxable year in which the property was transferred.

3.	Mail one copy to the Company at the following address:

ICOS Corporation
22021 — 20th Avenue S.E.
Bothell, Washington 98021

B-2

EXHIBIT C

STOCK POWER AND ASSIGNMENT
SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Award Agreement dated as of August     , 2002, the undersigned hereby sells, assigns and transfers unto                          20,000 shares of Common Stock of ICOS Corporation, a Delaware corporation, standing in the undersigned’s name on the books of said corporation represented by Certificate No.        delivered herewith, and does hereby irrevocably constitute the Secretary of said corporation as attorney-in-fact, with full power of substitution, to transfer said stock on the books of said corporation.

Dated:	Signature:
Printed Name: David Alan Goodkin, M.D.

C-1